Exhibit 99.1

For Immediate Release

Danka Announces Resignation of Eric D. Muller from its Board of Directors

ST. PETERSBURG, FLORIDA (July 17, 2006) - Danka Business Systems PLC (NASDAQ: DANKY) today announced that Eric D. Muller has resigned from its Board of Directors effective immediately. Muller also has resigned from the Cypress Group, the majority holder of the Company’s 6.50% Senior Convertible Participating Shares. Muller was appointed a director by the Participating shareholders in May of this year.

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

###

Contacts: Danka Investor Relations – Cheley Howes (727) 622-2760

Danka London – Paul G. Dumond, 44-207-605-0154

Danka is a registered trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.